Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS FOR THE PERIOD ENDED DECEMBER 31, 2009

Company Reports Record Revenues and Net Income for the Fourth Quarter and Full Year

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  Fourth quarter 2009 revenue increased by 107.3% to a record $18.9 million from $9.1 million in the 2008 fourth quarter, led by a 254.3% increase in Infection Control sales, a 124.0% increase in Building Supply sales and a 31.1% increase in Disposable Protective Apparel sales.

•                  Revenue for 2009 increased by 66.8% to a record $59.7 million from $35.8 million in 2008, with record annual revenues for all product segments.

•                  Net income increased 1,098.6% for the three months ended December 31, 2009 to a record $3.5 million, compared to net income of $0.3 million for the three months ended December 31, 2008.

•                  Net income increased 478.1% for 2009 to a record $9.0 million, compared to net income of $1.6 million for 2008.

•                  Inventory increased by $1.0 million, or 8.6%, to $13.1 million as of December 31, 2009 from December 31, 2008.  The increase was primarily due to an increase in inventory for the Infection Control segment as the result of a significant increase in sales, partially offset by a decrease in inventory for the Building Supply segment.

Nogales, Arizona — March 9, 2010, Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel, and building products, today announced record financial results for the fourth quarter and the full year ended December 31, 2009.

Consolidated sales for the 2009 fourth quarter increased 107.3% to $18.9 million from $9.1 million in the comparable quarter in 2008.  Sales for the Disposable Protective Apparel segment increased by 31.1% in the fourth quarter of 2009, to a quarterly record of $6.5 million compared to $5.0 million for the same period of 2008.  Disposable Protective Apparel segment sales in the fourth quarter of this year, although a high for the year, were still adversely affected by a supply chain issue in which goods from Asia were delayed due to the high demand for products relating to the global H1N1 Influenza A pandemic.  Building Supply (formerly known as the Engineered Products segment) segment sales for the three months ended December 31, 2009 increased by 124.0% to $4.0 million, compared to $1.8 million for the same period of 2008.  The increase for the quarter was primarily due to a 113.6% increase in sales of REX™ Synfelt synthetic roof underlayment and a 73.0% increase in sales of REX™ Wrap house wrap.  The sales mix of the Building Supply segment sales for the fourth quarter of 2009 was 74% for synthetic roof underlayment and 26% for house wrap. This is compared to 70% for synthetic roof underlayment and 30% for house wrap in the fourth quarter of 2008.  Infection Control segment sales for the three months ended December 31, 2009 increased by 254.3% to a quarterly record of $8.4 million, compared to $2.4 million for the same period of 2008. This quarterly record was also up 33.1% sequentially from the previous quarterly record of $6.3 million set in the third quarter of 2009.  Mask sales were up by 504.0%, and shield sales were down by 12.4% for the fourth quarter of 2009.

Consolidated sales for the full year ended December 31, 2009 increased 66.8% to a record $59.7 million from $35.8 million for 2008.  Sales for the Disposable Protective Apparel segment increased 12.4% to an annual record of $22.7 million from $20.2 million for the same period of 2008.  The segment increase was primarily related to increased sales to the Company’s largest distributor as well as increased sales from a broad base of the Company’s distribution network.  Disposable Protective Apparel segment sales during 2009, although a record annual high, were adversely affected by a supply chain issue in which goods from Asia were delayed due to the high demand for products relating to the global H1N1 Influenza A pandemic.  Building Supply segment (formerly known as the Engineered Products segment) sales increased in 2009 by 86.1% to an annual record of $15.3 million in 2009 from $8.2 million in 2008, primarily due to a 103.6% increase in sales of REX™ Synfelt synthetic roof underlayment and a 41.0% increase in sales of REX™ Wrap house wrap.  The sales mix of the Building Supply segment sales for the full year of 2009 was 72% for synthetic roof underlayment and 28% for house wrap.  This is compared to 64% for synthetic roof underlayment and 36% for house wrap in 2008.  Infection Control segment sales increased by 194.7% to an annual record of $21.7 million in 2009 from $7.4 million in 2008. Mask sales in 2009 compared to 2008 were up by 283.3%, or $12.8 million, to $17.4 million, and shield sales were up by 86.8%, or $1.8 million, to $3.8 million.

Al Millar, President of Alpha Pro Tech, commented, “Our fourth quarter revenues and profitability continued the positive momentum that we experienced in our earlier quarters in 2009, which allowed us to deliver record results.  We continued to see substantial sales growth in our REX™ Synfelt synthetic roof underlayment and, to a lesser extent, our house wrap products.  We are currently working on opportunities with existing and new distributors, and we are optimistic about the Building Supply segment throughout 2010 and further into the future.  In the Disposable Protective Apparel segment, we expect increased sales from a broad base of our distributors in 2010, but sales to our largest distributor, which were up in 2009, are expected to soften in 2010.  Our N-95 Particulate Respirator face mask sales started to slow down in the latter part of the fourth quarter and are expected to return to pre-H1N1 levels in 2010, unless concerns relating to the global H1N1 Influenza A pandemic resume.”

Gross profit increased 157.5% to $9.7 million for the fourth quarter 2009, or 51.1% gross profit margin, from $3.8 million, or 41.1% gross profit margin, for the same period in 2008.

Gross profit increased by 86.5% to $28.9 million for the full year ended December 31, 2009 from $15.5 million in 2008. The gross profit margin was 48.4% for the full year ended December 31, 2009, compared to 43.3% for 2008.  Gross profit margin for the three months and full year ended December 31, 2009 was positively affected by the change in product mix in which Infection Control sales, which have higher margins, increased as a percentage of total sales.

Selling, general and administrative expenses increased by 36.5% to $4.4 million for the fourth quarter 2009 from $3.2 million for the same quarter last year.  The increase was primarily due to increased employee compensation, increased executive bonuses and increased sales commission.  As a percentage of net sales, selling, general and administrative expenses decreased to 23.2% for the three months ended December 31, 2009 from 35.3% for the same period in 2008.

Selling, general and administrative expenses increased by $2.1 million, or 16.3%, to $14.7 million for the full year ended December 31, 2009 from $12.6 million for the same period in 2008.  As a percentage of net sales, selling, general and administrative expenses decreased to 24.6% for the full year ended December 31, 2009 from 35.3% for the same period in 2008.  The increase was primarily due to the same factors as those mentioned above. Selling, general and administrative expenses as a percentage of sales were significantly lower for the three months and full year ended December 31, 2009 as the Company effectively leveraged the infrastructure that it has built to substantially grow revenue without increasing expenses at the same rate of growth as revenue.

Net income increased 1,098.6% for the three months ended December 31, 2009 to $3.5 million, compared to net income of $0.3 million for the three months ended December 31, 2008.  Basic income per share for the three months ended December 31, 2009 and 2008 was $0.16 and $0.01, respectively. Diluted income per share for the three months ended December 31, 2009 and 2008 was $0.15 and $0.01, respectively.

Net income for the full year ended December 31, 2009 increased 478.1% to $9.0 million, compared to net income of $1.6 million for the same period in 2008.  Basic income per share for the years ended December 31, 2009 and 2008 was $0.40 and $0.06, respectively.  Diluted income per share for the years ended December 31, 2009 and 2008 was $0.39 and $0.06, respectively.

The balance sheet continued to remain strong with a current ratio of 6:1 on December 31, 2009. The Company completed the quarter with cash and cash equivalents of $9.8 million, up 113.0% from $4.6 million as of December 31, 2008, and working capital of $29.0 million, an increase in working capital of 33.7% from December 31, 2008.  Inventory increased by $1.0 million, or 8.6%, to $13.1 million as of December 31, 2009 from $12.1 million as of December 31, 2008.

The increase was primarily due to an increase in inventory for the Infection Control segment of $2.6 million, or 165.7%, to $4.1 million due to a significant increase in sales.  In addition, inventory for the Disposable Protective Apparel segment increased by $0.8 million, or 19.4%, to $5.5 million. This was partially offset by a decrease in inventory for the Building Supply segment in 2009 of approximately $2.4 million, or 40.5%, to $3.5 million.

Lloyd Hoffman, Chief Financial Officer, commented, “Our strong financial performance led to an increase in cash of $5.2 million to $9.8 million. This increase was primarily due to cash provided by operating activities of $7.6 million and cash provided by the exercise of stock options of $0.2 million, offset by $2.1 million in cash used to repurchase stock and cash used in investing activities of $0.5 million, primarily for the purchase of property and equipment.  As of December 31, 2009, we had $0.9 million available for additional stock purchases under our stock repurchase program.  During the year ended December 31, 2009, we repurchased 1,554,900 shares of common stock at a cost of $2.1 million.  As of December 31, 2009, we had repurchased a total of 6,193,800 shares of common stock at a cost of $7.7 million through our repurchase program. Subsequent to our 2009 year end, the Board of Directors authorized an additional $2.0 million of stock repurchases under our stock repurchase program.  We retire all shares of stock that are repurchased.  Future repurchases are expected to be funded from cash on hand and cash flows from operations.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects”, “anticipates”, “estimates”, “believes”, “predicts”, “intends”, “plans”, “potential”, “may”, “continue”, “should”, “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct.  Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent

Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.  Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Audited)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$9,753,000	$4,578,000
Accounts receivable, net of allowance for doubtful accounts of $65,000 and $71,000 at December 31, 2009 and 2008, respectively	8,593,000	5,091,000
Inventories, net	13,094,000	12,057,000
Prepaid expenses and other current assets	2,792,000	1,340,000
Deferred income taxes	457,000	510,000
Total current assets	34,689,000	23,576,000

Property and equipment, net	3,843,000	3,942,000
Goodwill, net	55,000	55,000
Intangible assets, net	184,000	202,000
Equity investments in and advances to unconsolidated affiliates	1,701,000	1,393,000

Total assets	$40,472,000	$29,168,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,963,000	$620,000
Accrued liabilities	2,732,000	1,263,000
Total current liabilities	5,695,000	1,883,000

Deferred income taxes	906,000	819,000
Total liabilities	6,601,000	2,702,000

Commitments and contingencies (Note 11)

Shareholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 22,419,285 and 23,850,855 issued and outstanding at December 31, 2009 and 2008, respectively	224,000	239,000
Additional paid-in capital	23,164,000	24,785,000
Accumulated surplus/(deficit)	10,483,000	1,442,000
Total shareholders’ equity	33,871,000	26,466,000
Total liabilities and shareholders’ equity	$40,472,000	$29,168,000

Consolidated Income Statements

	(Unaudited)		(Audited)
	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$18,935,000	$9,132,000	$59,697,000	$35,786,000

Cost of goods sold, excluding depreciation and amortization shown below	9,260,000	5,375,000	30,823,000	20,306,000

Gross profit	9,675,000	3,757,000	28,874,000	15,480,000

Expenses:
Selling, general and administrative	4,402,000	3,226,000	14,701,000	12,639,000
Depreciation and amortization	178,000	153,000	665,000	586,000

Income from operations	5,095,000	378,000	13,508,000	2,255,000

Other income:
Equity in income of unconsolidated affiliates	116,000	62,000	333,000	185,000
Interest, net	10,000	16,000	17,000	75,000

Income before provision for income taxes	5,221,000	456,000	13,858,000	2,515,000

Provision for income taxes	1,685,000	161,000	4,817,000	951,000

Net income	$3,536,000	$295,000	$9,041,000	$1,564,000

Basic income per share	$0.16	$0.01	$0.40	$0.06

Diluted income per share	$0.15	$0.01	$0.39	$0.06

Basic weighted average shares outstanding	22,395,517	24,167,769	22,808,099	24,773,497

Diluted weighted average shares outstanding	23,263,129	24,167,769	23,445,564	24,773,497